UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2024

Keros Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39264	81-1173868
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1050 Waltham Street, Suite 302 Lexington, Massachusetts		02421
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (617) 314-6297

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	KROS	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2024, the board of directors (the “Board”) of Keros Therapeutics, Inc. (the “Company”), based upon a recommendation from the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), voted to appoint Jean-Jacques Bienaimé as a director of the Company, effective on June 1, 2024. Mr. Bienaimé was appointed as a Class III director with a term expiring at the Company’s 2026 annual meeting of stockholders. The Board also appointed Mr. Bienaimé to serve as a member of the Nominating Committee.

There are no arrangements or understandings between Mr. Bienaimé and any other person pursuant to which Mr. Bienaimé was appointed as a director. There are no transactions to which the Company is a party and in which Mr. Bienaimé has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Bienaimé has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Mr. Bienaimé will participate in the Company’s standard compensation plan for non-employee directors, including an initial stock option grant, to purchase 20,000 shares of the Company’s common stock at an exercise price per share to be equal to the closing price of the Company’s common stock as reported by the Nasdaq Global Market on that date, subject to the maximum limit in the Company’s 2020 Equity Incentive Plan. This option vests in equal quarterly installments over a three-year period. In addition, pursuant to the Company’s amended and restated non-employee director compensation policy, Mr. Bienaimé will be eligible for an annual option grant to purchase 10,000 shares of the Company’s common stock, which will be granted in connection with the Company’s annual meeting of stockholders each year. Mr. Bienaimé will also be entitled pursuant to the non-employee director compensation policy to receive a $40,000 annual cash retainer for his service on the Board, as well as an additional annual retainer of $5,000 for service as a member of the Nominating Committee.

In connection with his appointment as a member of the Board, the Company will enter into its standard form of indemnification agreement with Mr. Bienaimé. The indemnification agreement will provide, among other things, that the Company will indemnify Mr. Bienaimé for certain expenses, including damages, judgments, fines, penalties and settlements he may be required to pay in actions or proceedings which he is made party to arising in his capacity as a director or in connection with service at the Company’s request for another corporation or entity.

Following Mr. Bienaimé’s appointment to the Nominating Committee, the membership of the three standing committees of the Board is as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mary Ann Gray (chair)	Carl Gordon (chair)	Tomer Kariv (chair)
Nima Farzan	Mary Ann Gray	Jean-Jacques Bienaimé
Julius Knowles	Ran Nussbaum	Nima Farzan
	Alpna Seth	Julius Knowles

A copy of the press release announcing Mr. Bienaimé’s appointment to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit
No.	Description
99.1	Press release dated May 28, 2024.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEROS THERAPEUTICS, INC.

By:	/s/ Jasbir Seehra
Jasbir Seehra, Ph.D. Chief Executive Officer
Dated: May 28, 2024